CLARION

PARTNERS

Report of Management on Compliance

We, as members of management of Clarion Partners, LLC (the "Company"), are responsible for complying with the requirements of Section 3 of the Pooling and Servicing Agreement for the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass Through Certificates Series 2002 CP3 ("the Agreement"). We also are responsible for establishing and maintaining effective internal control over compliance with the requirements of Section 3 of the Agreement. We have performed an evaluation of the Company's compliance with the requirements of Section 3 of the Agreement as of December 31, 2002 and for the period from July 1, 2002 to December 31, 2002. Bases on this evaluation, we assert that for the period from July 1, 2002 to December 31, 2002, the Company complied with all of the requirements of Section 3 of the Agreement.

March 26, 2003 Clarion Partners, LLC

a New York limited liability

company, its authorized

agent

By: Bruce G. Morrison

Bruce G. Morrison

Authorized Person